Exhibit 99.1

Press Release	Source: Ultra Clean Holdings, Inc.

UCT Agrees to Acquire Ham-Let (Israel-Canada) Ltd.

•	Expands UCT’s semiconductor addressable market by over $2 billion

•	Ham-Let customers include semiconductor equipment and chip makers

•	Increases UCT’s vertical capabilities

•	Adds higher gross margin, high value product offering

HAYWARD, Calif., December 16, 2020 -- Ultra Clean Holdings, Inc. (Nasdaq: UCTT), today announced that it has entered into a definitive agreement to acquire Ham-Let (Israel-Canada) Ltd. (“Ham-Let”), a public company listed on the Tel Aviv stock exchange, for approximately $348 million, which includes $287 million of equity value plus $61 million of net debt. Ham-Let is a global leader in the development, manufacturing and distribution of Ultra-High Purity and industrial flow control systems – valves, fittings, hoses and connectors largely used for the manufacturing of today’s most complex semiconductor devices.

“Today’s acquisition is another meaningful step in the execution of our long-term strategy to grow and diversify our business by adding complementary, high value, high margin product offerings to our growing portfolio of capabilities,” said Jim Scholhamer, CEO. “Upon completion of this acquisition, UCT will be able to offer our existing semiconductor equipment customers a stronger and even broader set of offerings. UCT will also gain access to a new set of customers in the semiconductor fab infrastructure and sub-fab market, which represents an excellent platform for growth.”

“This transaction represents a significant benefit to Ham-Let, its employees, its customers and its shareholders,” added Amir Widmann, CEO of Ham-Let. “By leveraging UCT’s global footprint, we can deliver a broader range of solutions and increase the combined company’s strategic relevance to its customers. We look forward to working closely with UCT to ensure a smooth transition.”

Under the terms of the agreement, the total transaction value is approximately $348 million and is being structured as an all-cash transaction. UCT has secured a committed debt financing through Barclays to fund the acquisition and repay Ham-Let’s indebtedness. Concurrently, UCT is reviewing its overall capital structure to ensure the maintenance of a strong balance sheet and financial flexibility.

UCT anticipates the acquisition to be accretive to shareholders on an adjusted basis within the first year after close.

Key Strategic and Financial Benefits

Expands Served Markets: The transaction broadens UCT’s semiconductor SAM by more than $2 billion and provides access to a new set of customers in the semiconductor fab infrastructure and sub-fab market. Additionally, Ham-Let has current relationships with many Original Equipment Makers (“OEM”) and Integrated Device Manufacturers (“IDM”) customers and is currently a supplier to UCT.

Vertical Integration: Adding Ham-Let’s offerings increases UCT’s suite of capabilities, strengthening the company’s leading market position and competitive edge. Ham-Let’s high value, high purity components address a critical need increasingly demanded by leading OEM’s and IDM’s. The strength of UCT’s sales channel to OEM’s provides an opportunity for share gain.

Increased Shareholder Value/Synergies: The acquisition is expected to drive long-term shareholder value through cost and revenue synergy opportunities. Annual cost synergies will be driven primarily from elimination of duplicate public company costs, elimination/combination of redundant facilities, operational efficiencies and other general administration areas. Preliminary estimates for cost savings are approximately $20 million, and will be realized incrementally over the next three years. UCT expects additional potential upside from revenue synergies created by capitalizing on cross-selling opportunities.

Drives Operating Model Enhancement

($ in millions)	UCT LTM		Ham-Let LTM(3)		Combined LTM
	GAAP	Non-GAAP	GAAP	Non-GAAP	GAAP	Non-GAAP
Revenue	$1,315		$201		$1,517
Gross Margin(1)	20.6%	21.1%	25.1%	25.8%	21.2%	21.7%
Operating income(1)	$93	$141	$13	$16	$106	$157
	7.0%	10.7%	6.5%	7.9%	7.0%	10.3%
Adjusted EBITDA(2)		$168		$24		$192
		12.8%		11.8%		12.6%

LTM reflects unaudited results for the last twelve months ended Sept 25, 2020 for UCT and Sept 30, 2020 for Ham-Let

(1)	Non-GAAP amounts exclude amortization of intangible assets, restructuring charges, executive transition costs, acquisition costs, fair value adjustments, depreciation adjustments, stock-based compensation and the tax effects of the foregoing adjustments

(2)	Adjusted EBITDA is defined as net income (loss) plus provision for (benefit from) taxes, interest expense, other expense (income), depreciation expense, amortization expense, stock-based compensation expense, and other infrequent or unusual items

(3)	Ham-Let’s financial data is unaudited and based upon amounts prepared by Ham-Let under IFRS, translated to USD using the average NIS/USD exchange rate for the twelve-months ended Sept 30, 2020. There are no material differences between the IFRS amounts and what such amounts would have been if recorded in accordance with U.S. GAAP

Source: Company filings

Timing and Approvals

The transaction is expected to close in the latter part of Q1 or early Q2, 2021, subject to the completion of customary closing conditions, including (i) the expiration or termination of any waiting period under, or the receipt of approvals under, applicable foreign competition laws, (ii) the expiration of a period of at least fifty days after the filing of a merger proposal executed in accordance with Section 316 of the of the Companies Law 5759-1999 of the State of Israel with the Registrar of Companies of the State of Israel and (iii) the expiration of a period of at least thirty days after the approval of the transaction by the shareholders of Ham-Let.

Barclays acted as lead financial advisor to UCT and in its role as lead bookrunner, has provided committed acquisition financing, subject to customary closing conditions precedent to funding. Meitar Law Offices (Israel) served as UCT’s lead legal advisor with the assistance of Davis Polk and Wardwell LLP. Needham and Co. provided a fairness opinion to UCT. Naschitz, Brandes, Amir Law Offices served as legal advisor to Ham-Let and PricewaterhouseCoopers provided a fairness opinion.

Conference Call Details

A conference call to discuss the agreement will take place at 8:00 a.m. PT on Thursday, December 17, 2020 and can be accessed by dialing 1-844-826-3034 or 1-412-317-5179. No passcode is required. A replay of the call will be available by dialing 1-877-344-7529 or 1-412-317-0088 and entering the access code 10150627. The Webcast will be available on the Investor Relations section of the Company's website at http://uct.com/investors/events/.

About Ultra Clean Holdings, Inc.

Ultra Clean Holdings, Inc. is a leading developer and supplier of critical subsystems, ultra-high purity cleaning and analytical services primarily for the semiconductor industry. Ultra Clean offers its customers an integrated outsourced solution for major subassemblies, improved design-to-delivery cycle times, design for manufacturability, prototyping and component manufacturing, and tool chamber parts cleaning and coating, as well as micro-contamination analytical services. Ultra Clean is headquartered in Hayward, California.

About Ham-Let (Israel-Canada) Ltd.

Ham-Let Group is one of the world’s leading companies in development, manufacturing, and distribution of industrial flow control systems – connectors, fittings and valves for high pressure and high temperatures transmission systems (gases and liquids). Founded in 1950, Ham-Let Group serves customers in a wide range of segments: semiconductor, power generation, chemical, oil & gas, petrochemical, high purity, and more. Ham-Let factories are equipped with the latest manufacturing and inspection technologies enabling precise solutions for industry opportunities, and encouraging innovation for the creation of new, advanced components and systems. Ham-let has a strong global presence with 14 branches, 5 manufacturing sites and a worldwide distribution network.

Use of Non-GAAP Measures

In addition to providing results that are determined in accordance with Generally Accepted Accounting Principles in the United States of America (GAAP), management uses non-GAAP gross margin, non-GAAP operating margin and non-GAAP net income to evaluate the Company's operating and financial results. We believe the presentation of non-GAAP results is useful to investors for analyzing our core business and business trends and comparing performance to prior periods, along with enhancing investors' ability to view the Company's results from management's perspective. The presentation of this additional information should not be considered a substitute for results prepared in accordance with GAAP. The Company currently defines non-GAAP net income as net income (loss) before amortization of intangible assets, restructuring charges, executive transition costs, acquisition costs, fair value adjustments, depreciation adjustments, stock-based compensation, and the tax effects of the foregoing adjustments. A table showing GAAP to non-GAAP reconciliation can be found at the end of this press release.

This release and the accompanying tables include a discussion of Adjusted EBITDA, which is a non-GAAP financial measure that is provided as a complement to results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). “Adjusted EBITDA” is defined as net income (loss) plus provision for (benefit from) taxes, interest expense, other expense (income), depreciation expense, amortization expense, stock-based compensation expense, and other infrequent or unusual items. The definition of Adjusted EBITDA used in this press release may not be comparable to the definitions as reported by other companies. We believe Adjusted EBITDA is relevant and useful information because it provides investors with additional measurements to analyze past operating performance and enterprise value. A reconciliation of Adjusted EBITDA to net income is provided in the accompanying table.

Safe Harbor Statement

This press release contains, or may be deemed to contain, "forward-looking statements" (as defined in the US Private Securities Litigation Reform Act of 1995) which reflect our current views with respect to future events and financial performance. We use words such as "anticipates," “projection,” “outlook,” “forecast,” "believes," "plan," "expect," "future," "intends," "may," "will," "estimates," “see,” "predicts," “should” and similar expressions to identify these forward-looking statements.

Forward looking statements included in this press release include, without limitation, statements regarding the proposed acquisition of Ham-Let by UCT, the expected timetable for completing the transaction, and benefits of the transaction and future opportunities for the combined company. Forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: (1) the ability to consummate the transaction and/or the financing for the transaction, (2) the financing used to consummate the transaction, (3) risks that the conditions to the closing of the transaction or the financing of the transaction are not satisfied, including the risk that required approvals for the transaction from governmental authorities are not obtained; (4) the ability of UCT to successfully integrate Ham-Let’s operations and employees; (5) unexpected costs, charges or expenses resulting from the transaction; (6) UCT’s ability to successfully grow its or Ham-Let's business; (7) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the transaction; (8) the retention of key employees, customers or suppliers; and (9) legislative, regulatory and economic developments, including changing business conditions in the semiconductor industry markets overall and the economy in general as well. These risks and other factors also include, among others, those identified in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations'' and elsewhere in UCT’s Form 10-K, Forms 10-Q and other reports and statements filed with the Securities and Exchange Commission. Forward-looking statements are made and based on information available to the company on the date of this press release. The company assumes no obligation to update the information in this press release.

GAAP - Non-GAAP Reconciliation

($ in million)	UCT		Ham-Let		Combined
	LTM	% of Sales	LTM	% of Sales	LTM	% of Sales
Revenue	$1,315	100.0%	$201	100.0%	$1,517	100.0%

Gross profit reconciliation
Gross profit – GAAP	271	20.6%	50	25.1%	321	21.2%
Amortization of intangible assets	4	0.3%	1	0.6%	5	0.4%
Restructuring charges	1	0.1%	-	-	1	0.1%
Stock-based compensation expense	2	0.2%	0	0.1%	2	0.2%
Gross profit – Non-GAAP	$278	21.1%	$52	25.8%	$329	21.7%

Operating income reconciliation
Operating income – GAAP	93	7.0%	13	6.5%	106	7.0%
Amortization of intangible assets	20	1.5%	1	0.6%	21	1.4%
Restructuring charges	17	1.3%	-	-	17	1.1%
Stock-based compensation expense	13	1.0%	1	0.4%	13	0.9%
Other non-recurring items	(1)	-0.1%	1	0.3%	(1)	0.0%
Operating income – Non-GAAP	$141	10.7%	$16	7.9%	$157	10.3%

Adjusted EBITDA reconciliation
Net income - GAAP	48	3.7%	8	4.1%	56	3.7%
Provision for taxes	17	1.3%	1	0.5%	18	1.2%
Interest and other expense, net	28	2.1%	4	1.9%	32	2.1%
Depreciation	27	2.0%	8	3.9%	35	2.3%
Amortization of intangible assets	20	1.5%	1	0.6%	21	1.4%
Restructuring charges	17	1.3%	-	-	17	1.1%
Stock-based compensation expense	13	1.0%	1	0.4%	13	0.9%
Other non-recurring items	(1)	-0.1%	1	0.4%	(0)	0.0%
Adjusted EBITDA	$168	12.8%	$24	11.8%	$192	12.6%

LTM reflects unaudited results for the last twelve months ended Sept 25, 2020 for UCT and Sept 30, 2020 for Ham-Let

Subject to rounding

Source: Company filings

Contact:

Rhonda Bennetto

Investor Relations

(250) 370-9030

rbennetto@uct.com